Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces Record Annual Revenue of $672 Million
and Fourth Quarter Earnings of $0.24 per Share

SPARTANBURG, S.C., February 7, 2007— Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the fourth quarter and year ended December 31, 2006.

For the year ended December 31, 2006, total revenues increased 6.7% to $672.3 million, compared to $630.1 million in 2005. Total revenues for the quarter ended December 31, 2006 increased 10.0% to $185.7 million compared to $168.7 million for the same period in 2005. For the fourth quarter of 2006, total revenues for the centers opened prior to October 1, 2005 and still open as of December 31, 2006 increased 6.9% compared to the same period in 2005.

During the fourth quarter the Company expanded the offering of its new CashVantage pre-paid card to over 2,200 centers.  The card is a general purpose, consumer spend pre-paid debit card which cardholders may load from multiple sources. Commenting on the CashVantage product Advance America’s President and Chief Executive Officer Ken Compton said, “This represents our first major product launch and we believe this card product provides a great benefit to our customers and will continue to drive incremental revenue to our centers. These results are still very preliminary; however, we are encouraged by the initial customer acceptance of this product offering.”

In addition to new products, the Company is actively working to expand its geographic footprint.  In light of recent legislative and regulatory changes in Canada, the Company is evaluating the feasibility of opening centers in Canada. In addition, the Company is pursuing opportunities to develop a presence in the United Kingdom.

The provision for doubtful accounts and agency bank losses as a percent of total revenues for the quarter ended December 31, 2006 was 22.1 % compared to 22.6 % for the same period in 2005. For the year ended December 31, 2006, the provision for doubtful accounts and agency bank losses was 18.0% of total revenue compared to 18.3% for 2005.

Center gross profit for the year increased 8.7%, to $186.6 million in 2006 from $171.6 million in 2005. For the quarter ended December 31, 2006, center gross profit increased 8.2%, to $49.6 million from $45.8 million for the same period in 2005.

Net income for 2006 was $70.2 million, compared to net income of $63.0 million for 2005.  Net income for the quarter ended December 31, 2006 was $18.9 million compared to $16.7 million for the same period in 2005.

Diluted earnings per share were $0.24 for the fourth quarter of 2006 compared to diluted earnings per share of $0.20 for the same period in 2005. For the year ended December 31, 2006, diluted earnings per share were $0.87 compared to diluted earnings per share of $0.76 for 2005.

Commenting on the fourth quarter 2006 results, Mr. Compton said, “We are pleased to report the operating results of a strong fourth quarter. We continue to experience solid growth in both our new and mature centers and to expand our operating network. As a whole, 2006 was a year in which the Company’s solid performance showed the continued strength of the demand for our product across our national footprint. In 2007, we plan to build on this platform and provide bottom-line return to our shareholders.”

The Company opened 123 and 302 new centers during the three months and year ended December 31, 2006, respectively, compared to 150 and 361 during the same periods in 2005. As of December 31, 2006, the Company’s national operating network had expanded to 2,853 centers in 36 states.

On January 24, 2007, the Company announced that its Board of Directors declared a regular quarterly dividend of $0.125 per share. The dividend will be payable on March 9, 2007 to stockholders of record as of February 28, 2007.  During the quarter ending December 31, 2006, the Company repurchased approximately 530,000 shares of its stock in the open market for an aggregate purchase price of approximately $7.7 million.  The

Company’s stock repurchase program, together with its quarterly dividends, returned approximately $77 million in cash to stockholders during 2006.

The Company will discuss these results during a conference call on Thursday, February 8th, at 9:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (800) 289-0485. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 5541413) until the close of business on February 15, 2007.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,900 centers in 36 states.  The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward- looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward- looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Quarterly Report on Form 10- Q for the fiscal quarter ended September 30, 2006, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Consolidated Statements of Income

Quarter and Year Ended December 31, 2005 and 2006

(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006
	(unaudited)	(unaudited)
Revenues:
Fees and interest charged to customers	$156,943	$185,652	$529,953	$659,876
Marketing, processing and servicing fees	11,786	—	100,113	12,418
Total revenues	168,729	185,652	630,066	672,294

Provision for doubtful accounts and agency bank losses	(38,062)	(41,030)	(115,060)	(120,855)
Net revenues	130,667	144,622	515,006	551,439

Center Expenses:
Salaries and related payroll costs	42,144	46,559	171,092	185,938
Occupancy costs	21,805	23,034	80,540	87,276
Center depreciation expense	3,929	4,199	14,902	16,233
Advertising expense	3,329	7,165	24,137	20,375
Other center expenses	13,672	14,106	52,712	54,986
Total center expenses	84,879	95,063	343,383	364,808
Center gross profit	45,788	49,559	171,623	186,631

Corporate and Other Expenses (Income):
General & administrative expenses	13,318	13,608	51,758	53,363
Corporate depreciation expense	1,093	863	4,483	3,661
Interest expense	1,417	3,133	4,331	7,129
Interest income	(143)	(119)	(351)	(538)
Loss on disposal of property and equipment	267	135	715	960
Loss on impairment of assets	1,066	—	2,918	—
Income before income taxes	28,770	31,939	107,769	122,056
Income tax expense	11,589	12,299	43,776	48,858
Income before income of consolidated variable interest entity	17,181	19,640	63,993	73,198
Income of consolidated variable interest entity	(527)	(780)	(1,003)	(3,047)
Net income	$16,654	$18,860	$62,990	$70,151

Net income per common share - basic	$0.20	$0.24	$0.76	$0.87
Weighted average number of shares outstanding - basic	81,825	79,109	83,124	80,889

Net income per common share - diluted	$0.20	$0.24	$0.76	$0.87
Weighted average number of shares outstanding - diluted	81,825	79,148	83,124	80,890

Consolidated Balance Sheets

December 31, 2005 and 2006

(in thousands, except per share data)

	2005	2006
Assets
Current assets
Cash and cash equivalents	$27,259	$67,245
Advances and fees receivable, net	193,468	237,725
Deferred income taxes	6,367	11,798
Other current assets	5,033	11,664
Total current assets	232,127	328,432
Restricted cash	10,034	5,446
Property and equipment, net	64,990	63,198
Goodwill	122,586	122,627
Other assets	6,651	5,389
Total assets	$436,388	$525,092

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,306	$21,164
Accrued liabilities	29,895	31,737
Income taxes payable	11,349	14,983
Accrual for excess bank losses	1,373	—
Current portion of long-term debt	503	537
Total current liabilities	52,426	68,421
Revolving credit facility	37,933	104,835
Long-term debt	6,185	5,678
Deferred income taxes	15,706	157
Other liabilities	44	13,564
Total liabilities	112,294	192,655

Non-controlling interest in variable interest entity	21,069	32,540

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 82,219 shares outstanding at December 31, 2005; 96,821 shares issued and 79,534 shares outstanding at December 31, 2006	968	968
Paid in capital	282,840	285,382
Retained earnings	83,842	118,258
Common stock in treasury (14,602 shares at cost at December 31, 2005; 17,287 shares at cost at December 31, 2006)	(64,625)	(104,711)
Total stockholders’ equity	303,025	299,897
Total liabilities and stockholders’ equity	$436,388	$525,092